EXHIBIT 2.4
                           BILL OF SALE AND AGREEMENT

                                  June 30, 1997

     The parties to this bill of sale and agreement are Network Event Theater, Inc., a Delaware corporation ("Transferor"), and Beyond the Wall, Inc., a Delaware corporation ("Transferee").

     Transferee wishes to acquire from Transferor, and Transferor wishes to transfer and assign to Transferee, all of the assets of Transferor relating to its business of publishing and distributing catalogs of advertising material to college students and filling orders for large wall posters of the advertising material contained in such catalogs (the "Business"), as conducted by a division of Transferor named "Beyond the Wall" (the "Assets"), in exchange for 100 shares of common stock, par value $0.01 per share ("Common Stock"), of Transferee, and Transferee wishes to assume all of the liabilities and obligations of Transferor relating to the Business.

     Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Transferor hereby transfers and assigns to Transferee all of the Assets, of every kind and description, wherever located.

     2. Transferee assumes, and agrees to pay, perform and discharge, indemnify and hold Transferor harmless from and against all liabilities and obligations of Transferor that relate to the Business, whether actual or contingent, known or unknown, arising out of any facts, events or circumstances on or before the date of this agreement.

     3. Transferor hereby subscribes for 100 shares of Common Stock of Transferee (the "Shares"). Transferee hereby accepts the subscription and shall issue the Shares on the date hereof in exchange for the transfer and assignment of the Assets.

     4. Transferor represents and warrants to Transferee that (a) Transferor has the full right to enter into and to perform this agreement in accordance with its terms and is not bound by or subject to any contractual or other obligation that would be violated by its execution or performance of this agreement, and
(b) Transferor has, and upon signing this agreement Transferee is acquiring, valid title, free and clear of all claims, liens and encumbrances, to all of the Assets transferred and assigned to Transferee under this agreement.

     5. All of the representations and warranties of Transferor contained in this agreement shall survive the signing of this agreement.

     6. At any time and from time to time after signing this agreement Transferor shall, without further consideration, execute and deliver to Transferee such additional instruments of transfer, and shall take such other action as Transferee may reasonably request, to carry out the transfer and assignment of the Assets provided for in this agreement.

     7. Transferee acknowledges delivery of the Assets transferred and assigned to it under this agreement and that it has inspected those Assets, and Transferee further acknowledges that those Assets have been acquired in the physical condition in which they now exist, i.e., AS IS, and that Transferor has not made any representation or warranty with respect to the physical condition of those Assets or with respect to any other matter other than Transferor's title to the Assets.

     8. This agreement contains a complete statement of all of the arrangements between the parties with respect to its subject matter, supersedes any previous agreements between them relating to that subject matter, and cannot be changed or terminated orally.

     9. This agreement shall be governed by the law of the State of New York without regard to the conflict of laws rules of such state.

                                        Network Event Theater, Inc.


                                        By:/s/ Bruce L. Resnik
                                               Bruce L. Resnik
                                               Executive Vice President
                                               and Chief Financial Officer

                                        Beyond the Wall, Inc.


                                        By:/s/ Bruce L. Resnik
                                               Bruce L. Resnik
                                               Vice President and Secretary


                                       2